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                                                                     EXHIBIT 4.2

                      DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
               SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK
                                       OF
                               THE VIALINK COMPANY



                           I. DESIGNATION AND AMOUNT

         The designation (this "Certificate of Designation") of this series, which consists of five thousand three hundred (5,300) shares of Preferred Stock of The ViaLink Company, a Delaware corporation (the "Company"), is the Series A Convertible Participating Preferred Stock (the "Preferred Stock") and the stated value shall be Two Thousand Seven Hundred Fifty Dollars ($2,750.00) per share (the "Face Amount").

                                 II. DIVIDENDS

         The Preferred Stock will bear no dividends.

                            III. CERTAIN DEFINITIONS

         For purposes of this Certificate of Designation, the following terms shall have the following meanings:

         A. "Bankruptcy Event" shall mean any one or more of the following: (i) the commencement of any voluntary proceeding by the Company seeking entry of an order for relief under Title 11 of the United States Code or seeking any similar or equivalent relief under any other applicable federal or state law concerning bankruptcy, insolvency, creditors' rights or any similar law; (ii) the making by the Company of a general assignment for the benefit of its creditors; (iii) the commencement of any involuntary proceeding respecting the Company seeking entry of an order for relief against the Company in a case under Title 11 of the United States Code or seeking any similar or equivalent relief under any other applicable federal or state law concerning bankruptcy, insolvency, creditors' rights or any similar law; (iv) entry of a decree or order respecting the Company by a court having competent jurisdiction, which decree or order (x) results in the appointment of a receiver, liquidator, assignee, examiner, custodian, trustee, sequestrator (or other similar official) for the Company or for any substantial part of its property or (y) orders the winding up, liquidation, dissolution, reorganization, arrangement, adjustment, or composition of the Company or any of its debts; (v) the appointment, whether or not voluntarily by the Company, of a receiver, liquidator, assignee, examiner, custodian, trustee, sequestrator (or other similar official) for the Company or for any substantial part of its property; (vi) the failure by the Company to pay, or its admission in writing of its inability to pay, its debts generally as they become due; (vii) the exercise by any creditor of any right in connection with an interest of



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such creditor in any substantial part of the Company's property, including, without limitation, foreclosure upon all or any such part of the Company's property, replevin, or the exercise of any rights or remedies provided under the Uniform Commercial Code with regard thereto; (viii) the making of, or the sending of a notice of, a bulk transfer by the Company; (ix) the calling by the Company of a general meeting of its creditors or any portion of them; (x) the failure by the Company to file an answer or other pleading denying the material allegations of any proceeding described herein that is filed against it; and
(xi) the consent by the Company to any of the actions, appointments, or proceedings described herein or the failure of the Company to contest in good faith any such actions, appointments, or proceedings. For purposes of this paragraph, the "Company" shall also refer to any material subsidiary thereof.

         B. "Closing Bid Price" means, for any security as of any date, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation reasonably selected by the Company if Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board of such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an independent investment banking firm reasonably selected by the Company, with the costs of such appraisal to be borne by the Company.

         C. "Conversion Date" means, for any Optional Conversion, the date specified in the notice of conversion substantially in the form of EXHIBIT A hereto (the "Notice of Conversion"), so long as the copy of the Notice of Conversion is faxed (or delivered by other means) to the Company before 11:59 p.m., Eastern time, on the Conversion Date indicated in the Notice of Conversion. If the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the business day on which the Notice of Conversion is faxed (or delivered by other means). The Conversion Date for any Optional Company Conversion (as defined herein) shall be the date of the Optional Conversion Trigger Event (as such term is defined herein). The Conversion Date for the Required Conversion at Maturity shall be the Required Maturity Date (as such terms are defined herein).

         D. "Conversion Price" shall be Two Dollars and Seventy Five Cents ($2.75) per share; provided, however, that if (i) on March 31, 2001, the Company has not received at least $3.0 million in investments from a "strategic investor" group; (ii) on March 31, 2001, the Company has less than $6.0 million in cash available for distribution taking into account any contractual or other limitations on the use of cash under the terms and conditions of loan agreements, debt instruments, equity securities or other instruments binding the Company and exclusive of amounts received by the Company in connection with the sale of shares of Series A Convertible Participating Preferred Stock and Warrants received after the First Closing (as defined in the Securities Purchase Agreements); (iii) on June 30, 2001, the Company has less than $4.0 million in cash available for distribution taking into account any contractual or other limitations on the use of cash under the terms and

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conditions of loan agreements, debt instruments, equity securities or other instruments binding the Company, or (iv) on June 30, 2001, the Company has not received license fees and/or strategic investments (in addition to the investment referenced in clause (i) above) which in the aggregate total at least $8.0 million (each an "Adjustment"), then in each instance the Conversion Price then in effect shall be reduced by ten percent (10%); provided, however, that no more than three (3) such Adjustments shall be made to the Conversion Price. In addition, (x) on the earlier of the date of (i) the four-month anniversary of the First Closing and (ii) the date the Registration Statement contemplated by
Section 2.1 of each of the Registration Rights Agreements is declared effective and (y) on every three-month anniversary thereafter (each a "Reset Date"), the Conversion Price then in effect shall be reset, if lower, to the greater of (x) the Market Price (as defined below) calculated on such Reset Date and (y) the Floor Price (as defined below). The Conversion Price shall also be subject to adjustment for any stock splits, combinations, stock dividends, reclassifications or other events as provided in Article XI hereof and as otherwise provided in this Certificate of Designation. For purposes of clarification, a "month anniversary" shall mean, in cases where there is no exact anniversary date, the final day of the month in question; for example, the three-month anniversary of November 30, 2001 shall be February 28, 2002.

         E. "Floor Price" means One Dollar and Thirty Seven and One-Half Cents ($1.375); provided, however, that if an Adjustment has occurred which reduces the Conversion Price, the Floor Price shall be reduced by ten percent (10%) for each such Adjustment. The Floor Price shall be subject to equitable adjustment for any stock splits, combinations, stock dividends, reclassifications or similar events.

         F. "Liquidity Conditions" means that (A) all shares of the Company's common stock, $0.001 par value per share ("Common Stock") issuable upon conversion of all outstanding shares of Preferred Stock and upon exercise of all outstanding Warrants (as defined in the Securities Purchase Agreements) (in each case, without giving effect to any limitation on conversion or exercise) (i) are then authorized and reserved for issuance, (ii) have been registered for resale in an appropriate and effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), available for immediate use by holders of the Preferred Stock (each, a "Holder" and collectively, the "Holders") for resale for their own account and not on behalf of the Company and qualified or exempt under applicable state securities laws so that the holder thereof may immediately thereafter resell such shares of Common Stock, and (iii) are listed for trading on any of the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange; (B) there has been no material breach by the Company of any of the terms of this Certificate of Designation, the Securities Purchase Agreements, the Warrants or the Registration Rights Agreements or any agreement related to any of the foregoing; (C) the Company has obtained the Stockholder Approval (as defined in Section VI.A); and (D) no Bankruptcy Event has occurred and is continuing; and
(E) no Redemption Event (as defined herein), or an event that with the passage of time or giving of notice, or both, would constitute a Redemption Event, has occurred and is continuing.


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         G. "Market Price" means, as of any date, the average of the five (5)
lowest Volume Weighted Average Prices ("VWAPs"), as reported by Bloomberg for the fifteen (15) consecutive trading days immediately preceding, but not including, such determination date.

         H. "Premium" with respect to each share of Preferred Stock means 2,750 x (N/365) x (.06), where

            N= the number of days from the most recent Premium Payment Date (as defined below) on which Premium has been paid, or if no Premium Payment Date has occurred, the day after the original issuance date of the share of Preferred Stock, to and including the date of determination.

Premium is payable semi-annually on the last business day of each June and December (each, a "Premium Payment Date") with respect to each share of Preferred Stock then outstanding and shall be paid, at the option of the Company, (i) in cash or (ii) if and so long as the Liquidity Conditions are satisfied as of the last business day of such quarter, in additional shares of Preferred Stock of Face Amount equal to the Premium.

         I. "Securities Purchase Agreements" means the Securities Purchase Agreements dated February 2, 2001 by and between the Company and the purchasers of Preferred Stock and Warrants thereunder.


                                 IV. CONVERSION

         A. Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Section IV.G, each Holder may, at any time immediately following the First Closing (as defined in the Securities Purchase Agreements) and from time to time thereafter convert (an "Optional Conversion") any or all of its shares of Preferred Stock into a number of fully paid and non-assessable shares of Common Stock determined, for each share of Preferred Stock so to be converted, in accordance with the following formula:

                      (Accrued but unpaid Premium + $2,750)
                      -------------------------------------
                                Conversion Price

         Notwithstanding the foregoing, if on the Conversion Date, the Liquidity Conditions are not satisfied, then (x) the number of shares of Common Stock into which each share of Preferred Stock shall be converted shall instead be equal to $2,750/Conversion Price and (y) the Company shall pay the converting Holder an amount in cash equal to the accrued but unpaid Premium on each share of Preferred Stock so converted.

         B. Mechanics of Conversion. In order to effect an Optional Conversion, a Holder shall fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Company. Upon receipt by the Company of the fax copy of a Notice of Conversion from a Holder, the Company shall immediately send, via fax, a confirmation to such Holder stating that


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the Notice of Conversion has been received, the date upon which the Company expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Company regarding the conversion. Promptly after receipt of such confirmation of receipt of Notice of Conversion the Holder shall surrender or cause to be surrendered personally or via a reputable overnight courier for next business day delivery to the Company the certificates representing the Preferred Stock being converted (the "Preferred Stock Certificates") accompanied by duly executed stock powers and a copy of the Notice of Conversion (or, in lieu thereof, materials contemplated by Section XIV.B., if applicable).

         C. Delivery of Common Stock Upon Conversion. Subject to Section IV. F hereof, upon the delivery of a Notice of Conversion, the Company shall as soon as practicable, but in no event later than the later of (a) the third (3rd) business day following the Conversion Date and (b) the day that is the first business day following the date of surrender of the Preferred Stock Certificates (or satisfaction of the provisions of Section XIV.B, if applicable) (the "Delivery Period"), deliver to the Holder (or at its direction) (x) that number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock being converted and (y) a certificate representing the number of shares of Preferred Stock not being converted, if any. Delivery under this Section IV. C. as to shares of Common Stock being so delivered shall be made by electronically transmitting the Common Stock issuable upon conversion to the Holder by crediting the account of Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system or other electronic delivery system selected by Holder, or, if the Holder so requests as to such Common Stock and as to the certificate with respect to Preferred Stock pursuant to clause (y) above, such delivery shall be made personally or by reputable overnight courier. The person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares at the beginning of business on the Conversion Date and such shares shall be issued and outstanding as of such date.

         D. Taxes. The Company shall pay any and all taxes (other than transfer taxes or income taxes, if any, payable by the Purchaser) which may be imposed with respect to the issuance and delivery of the shares of Common Stock pursuant to conversion of the Preferred Stock.

         E. No Fractional Shares. No fractional shares of Common Stock are to be issued upon the conversion of Preferred Stock, but the Company shall instead pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the Market Price of a share of Common Stock on the date of such conversion.

         F. Conversion Disputes. In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of Common Stock as are not disputed in accordance with Sections IV.A and IV.C hereof. If such dispute involves the calculation of the Conversion Price, the Company shall submit the disputed calculations to an independent accounting firm of national standing, acceptable to Holder, via facsimile within two (2) business days of receipt of the Notice of Conversion. The accounting firm shall audit the calculations and notify the Company and the Holder of the results no later than two (2) business days from the date it receives the disputed calculations. The accounting firm's calculation shall be deemed conclusive, absent manifest error. As soon as possible thereafter, the Company shall then issue


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the appropriate number of shares of Common Stock in accordance with Sections
IV.A and IV.C hereof.

         G. Limitation on Conversions. The conversion of shares of Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

               (i) Cap Amount. Prior to Stockholder Approval and regardless of whether shares of the Company's Common Stock are listed for trading on the Nasdaq National Market, the Nasdaq SmallCap Market or the OTC Bulletin Board, in no event shall the total number of shares of Common Stock issued upon conversion of the Preferred Stock and exercise of the Warrants (if required) exceed the maximum number of shares of Common Stock that the Company can issue without stockholder approval pursuant to Nasdaq Rule 4350 (or any successor rule) (the "Cap Amount") which, as of the date of initial issuance of shares of Preferred Stock and the Warrants, shall be 19.99% of the total number of shares of Common Stock outstanding immediately prior to the First Closing (or any such higher number as the rules permit). A portion of the Cap Amount shall be applicable to a Holder as provided in Section XIV.C. The foregoing restriction shall not apply to the extent waived, modified or otherwise permitted by the Nasdaq National Market System or the Nasdaq SmallCap Market, as applicable to the Common Stock.

               (ii) Five Percent Holdings. Notwithstanding anything to the contrary contained herein, the Preferred Stock shall not be convertible by a Holder to the extent (but only to the extent) that, if convertible by such Holder, such Holder would beneficially own in excess of 4.9% of the shares of Common Stock. To the extent the foregoing limitation applies, the determination of whether Preferred Stock shall be convertible (vis-a-vis other convertible, exercisable or exchangeable securities owned by such Holder) and of which Preferred Stock shall be convertible (as among shares of Preferred Stock) shall, subject to such aggregate percentage limitation, be determined on the basis of first submission to the Company for conversion or exercise or exchange, as the case may be. No prior inability to convert Preferred Stock pursuant to this Section shall have any effect on the applicability of the provisions of this Section with respect to any subsequent determination of convertibility. For the purposes of this Section, beneficial ownership and all determinations and calculations, including without limitation, with respect to calculations of percentage ownership, shall be made in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D and G thereunder. The provisions of this Section shall be implemented in a manner otherwise than in strict conformity with the terms of this Section: (i) to correct this subsection (or any portion thereof) which may be defective or inconsistent with the intended 4.9% beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such 4.9% limitation; and (ii) with respect to any other matter, with the consent of the holders of majority of the then outstanding shares of Common Stock. The limitations contained in this Section shall apply to a successor Holder of Preferred Stock.

         H. Required Conversion at Maturity. Subject to the limitations set forth in Section IV.G. and provided the Liquidity Conditions are satisfied, each share of Preferred Stock outstanding on the third (3rd) anniversary of the First Closing (the "Maturity Date") (and any accrued and unpaid Conversion Default Payments (as defined herein)), automatically shall be converted into shares of Common Stock on such date in accordance with the conversion formula


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set forth in Section IV.A (the "Required Conversion at Maturity"). If a Required
Conversion at Maturity occurs, the Company and the Holders shall follow the applicable conversion procedures set forth in this Article IV; provided, however, that a Notice of Conversion shall be deemed to be delivered to the Company on the Maturity Date.

         I. Optional Company Conversion. So long as the Common Stock underlying the Preferred Stock is then registered pursuant to an effective registration statement, upon the earlier of: (i) the business day immediately following the final day of the first period of twenty (20) consecutive trading days beginning after the first anniversary of the First Closing during which the Closing Bid Price for the Company's Common Stock is greater than $5.50 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) on each such trading date or (ii) the closing of an underwritten public offering of the Company's Common Stock at a public offering price (prior to underwriters' discounts and expenses) equal to or exceeding $5.50 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) resulting in gross proceeds of at least $30 million (each a "Optional Conversion Trigger Event"), the Company shall have the option upon twenty (20) business days written notice to the Holders to convert the outstanding shares of Preferred Stock into Common Stock at the then effective Conversion Price.

              V. RESERVATION OF AUTHORIZED SHARES OF COMMON STOCK

         The Company shall initially have authorized and reserved and keep available for issuance not less than 19,879,334 shares of Common Stock (such number to be subject to equitable adjustment for any stock splits, stock dividends, reclassification or similar events) (the "Reserved Amount") solely for the purpose of effecting the conversion of the Preferred Stock and the exercise of the Warrants issued pursuant to the Securities Purchase Agreements without giving effect to any limitations on the conversion thereof. Without limiting the foregoing, the Company shall increase the Reserved Amount so that at all times there are reserved and kept available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the full conversion of all outstanding Preferred Stock and exercise of the Warrants and issuance of the shares of Common Stock in connection therewith, without giving effect to any limitations on the conversion or exercise thereof. A portion of the Reserved Amount shall be allocated to a Holder as provided in Section XIV.C.

                  VI. COMPLIANCE WITH CAP AMOUNT RESTRICTIONS

         Share Authorization. The Company shall, in the Proxy Statement circulated by the Company in connection with the Company's next annual meeting of stockholders, but in no event later than May 31, 2001, solicit by proxy the authorization (the "Stockholder Approval") (a) by the required vote under Nasdaq Rule 4350 of the stockholders of the Company of (i) the issuance of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to the terms hereof and the exercise of the Warrants pursuant to the terms thereof in the aggregate in excess of 19.99% of the outstanding shares of Common Stock, and
(ii) the issuance of Preferred Stock and warrants with an aggregate purchase price of at least $745,000 to certain officers of the Company, and (b) if necessary and to the extent effected by stockholder vote, to



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eliminate any prohibitions (including pursuant to Nasdaq Rule 4350) under the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or any of its securities on the Company's ability to issue shares of Common Stock in excess of the Cap Amount. The Company shall use its best efforts to obtain the Stockholder Approval no later than May 31, 2000.

                      VII. FAILURE TO SATISFY CONVERSIONS

         A. Conversion Default Payments. If, at any time, (x) a Holder submits a Notice of Conversion (or is deemed to submit such notice pursuant to Section IV.H) and the Company fails for any reason (other than because such issuance would exceed such Holder's allocated portion of the Cap Amount, for which failure the Holders shall have the remedies set forth elsewhere herein) to deliver, on or prior to the expiration of the Delivery Period for such conversion, such number of shares of Common Stock to which such Holder is entitled upon such conversion, or (y) the Company provides notice (including by way of public announcement) to any Holder at any time of its intention not to issue shares of Common Stock upon exercise by any Holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such Holder's allocated portion of the Cap Amount) (each of (x) and (y) being a "Conversion Default"), then the Company shall pay to the affected Holder, in the case of a Conversion Default described in clause (x) above, and to all Holders, in the case of a Conversion Default described in clause (y) above, an amount in cash equal to (i) one percent (1%) of the Face Amount of the Preferred Stock with respect to which the Conversion Default exists (which amount shall be deemed to be the aggregate Face Amount of all outstanding Preferred Stock in the case of a Conversion Default described in clause (y) above) for each day such Conversion Default exists, not to exceed fifteen percent (15%) of the Face Amount of the affected Preferred Stock in the aggregate, (ii) plus any accrued but unpaid Premium with respect thereto. The payments to which a Holder shall be entitled pursuant to this Article VII. are referred to herein as "Conversion Default Payments." Conversion Default Payments shall be made no later than the fifth (5th) business day following written demand by a Holder for payment therefor and otherwise in accordance with and subject to the provisions of Section XIV.E. Notwithstanding the foregoing, the Company shall not be obligated to make Conversion Default Payments if the applicable Conversion Default results solely from the Company's failure to obtain Stockholder Approval or failure to have authorized under its Certificate of Incorporation and available for issuance a sufficient number of shares of Common Stock to permit the conversion of Preferred Stock subject to a Notice of Conversion.

         B. Adjustment to Conversion Price. If a Holder has not received certificates for all shares of Common Stock prior to the tenth (10th) day after the expiration of the Delivery Period with respect to a conversion of Preferred Stock for any reason (other than because such issuance would exceed such Holder's allocated portion of the Cap Amount, for which failure the Holders shall have the remedies set forth elsewhere herein), then the Conversion Price in respect of any shares of Preferred Stock held by the affected Holder, in the case of a Conversion Default of the type described in clause (x) of Section VII.A, or by all Holders, in the case of a Conversion Default of the type described in clause (y) of Section VII.A, shall thereafter be reduced by five percent (5%) per month (prorated for days less than a month) during the period beginning on, and including, such date of Conversion Default through and including the day on which such


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Conversion Default is cured; provided that (i) such Conversion Price shall not be adjusted to less than $1.00 per share pursuant to this Section VII.B unless the fifteen percent limitation in Section VII.A above is applicable to Conversion Default Payments and the Closing Bid Price is less than $1.00 for any day on which a Conversion Default exists, in which case there shall be no such limitation on such Conversion Price. Notwithstanding the foregoing, the Conversion Price shall not be adjusted pursuant to this Section VII.B if the applicable Conversion Default results solely from the Company's failure to obtain Stockholder Approval or failure to have authorized under its Certificate of Incorporation and available for issuance a sufficient number of shares of Common Stock to permit the conversion of Preferred Stock subject to a Notice of Conversion.

                     VIII. REDEMPTION DUE TO CERTAIN EVENTS

         A. Redemption Events. A "Redemption Event" means any one of the following:

               (i) the Company fails, and any such failure continues uncured for ten (10) days after the Company has been notified thereof in writing by the Holder, to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holders of Preferred Stock or Warrants upon conversion of the Preferred Stock or Warrants (as the case may be) as and when required by this Certificate of Designation, the Securities Purchase Agreements, or the Registration Rights Agreements, dated as of February 2, 2001, by and between the Company and each purchaser of Preferred Stock (the "Registration Rights Agreements");

               (ii) the Company's failure to deliver shares of Common Stock upon the expiration of the Delivery Period for any reason; or

(iii) the Company fails to obtain the Stockholder Approval on or before May 31, 2001.

         B. Redemption By Holder. Upon the occurrence of a Redemption Event, each Holder shall have the right to elect at any time and from time to time by delivery of a Redemption Notice (as defined herein) to the Company to require the Company to purchase for cash for an amount per share equal to the Redemption Amount (as defined herein) any or all of the then outstanding shares of Preferred Stock held by such Holder.

         C. Definition of Redemption Amount. The "Redemption Amount" with respect to a share of Preferred Stock for which a demand is being made means (x) in the case of a Redemption Event pursuant to either of clauses (i) or (ii) of
Section VIII.A above, an amount equal to the greater of (i) the Face Amount of such Preferred Stock and (ii) an amount determined by the following formula:

         ((Face Amount + Premium)/CP) X Price;

         and (y) in the case of a Redemption Event pursuant to clause (iii) of
Section VIII.A above, an amount equal to the following formula:

         Face Amount + Premium;


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         where;

         "CP" means the Conversion Price in effect on the date of the Redemption Notice; and

         "Price" means the Closing Bid Price of the Company's Common Stock on the date of the Redemption Notice.

         D. Redemption Defaults. The Company shall pay a Holder the Redemption Amount, in cash, with respect to each share of Preferred Stock which is subject to a written notice electing such redemption (a "Redemption Notice") within five
(5) business days of the Company's receipt of such Redemption Notice. In the event the Company is not able to purchase all of the shares of Preferred Stock subject to Redemption Notices, the Company shall redeem shares of Preferred Stock from a Holder pro rata, based on the total number of shares of Preferred Stock included by such Holder in its Redemption Notice relative to the total number of shares of Preferred Stock in all Redemption Notices; provided the foregoing shall not be deemed to limit the Company's obligation to purchase shares of Preferred Stock hereunder.

         E. [INTENTIONALLY OMITTED.]

         F. Capital Impairment. In the event that Section 160 of the Delaware General Corporation Law ("GCL"), would be violated by the redemption of any shares of Preferred Stock that are otherwise subject to redemption pursuant to this Article VIII, the Company: (i) will redeem the greatest number of shares of Preferred Stock possible without violation of said Section; (ii) the Company thereafter shall use its best efforts to take all necessary steps permitted pursuant to this Certificate of Designation and the agreements entered into in connection with the issuance of Preferred Stock pursuant thereto in order to remedy its capital structure in order to allow further redemptions without violation of said remaining Section (and not take any action inconsistent with so remedying such capital structure); and (iii) from time to time thereafter as promptly as possible the Company shall redeem remaining shares of Preferred Stock at the request of the Holders to the greatest extent possible without causing a violation of Section 160 of the GCL (such redemption to be at the greater of the Redemption Price in effect at the time of the original Redemption Event giving rise to such violation and the redemption price which would be applicable for a Redemption Event at the time of such later election under this clause (iii)). In the event the Company is not able to redeem all the shares of the stock subject to Redemption Notices, the Company shall redeem shares of Preferred Stock from a Holder pro rata, based on the total number of shares of Preferred Stock included by such Holder in the Redemption Notice relative to the total number of Preferred Stock in all Redemption Notices. In addition, and notwithstanding anything to the contrary contained in this Section VIII.F, so long as the Company is prevented from redeeming shares of Preferred Stock pursuant to this Section VIII.F, the Company shall be (and shall be deemed to be) in breach of the redemption obligations set forth in this Article VIII and a Holder shall have all rights and remedies under this Certificate of Designations or otherwise at law for damages, with respect to such breach.

                            IX. RANK; PARTICIPATION

         A. Rank. All shares of the Preferred Stock shall rank (i) prior to the Common Stock; (ii) prior to any other class of capital stock of the Company now outstanding and prior to any class or series of capital stock of the Company hereafter created (unless, with the consent of the Holders obtained in accordance with Article XIII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Preferred Stock) (collectively, with the Common Stock, "Junior Securities"); (iii) pari passu with any class or series of capital stock of the Company hereafter created (with the consent of the Holders obtained in accordance with Article XIII hereof) specifically ranking, by its terms, on parity with the Preferred Stock (the "Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Company hereafter created (with the consent of the Holders obtained in accordance with Article XIII hereof) specifically ranking, by its terms, senior to the Preferred Stock (the "Senior Securities"), in each case as to dividends or distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

         B. Participation. Subject to the rights of the holders (if any) of Pari Passu Securities and Senior Securities, the Holders shall, as Holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted such Preferred Stock into Common Stock (without regard to any limitations on conversion herein or elsewhere contained) and had such Common Stock been issued and outstanding on the record date for said dividend or distribution. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

                           X. LIQUIDATION PREFERENCE

         A. Liquidation of the Company. If a Bankruptcy Event shall occur and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Company (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto each holder shall have received the Liquidation Preference (as herein defined) with respect to each share of Preferred Stock. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders and holders of Pari Passu Securities shall be insufficient to permit the payment to such Holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

         B. Certain Acts Not a Liquidation. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other entity nor the sale or transfer by the Company of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

         C. Definition of Liquidation Preference. The "Liquidation Preference" with respect to a share of Preferred Stock means an amount equal to the Face Amount thereof plus the Premium with respect thereto plus any other amounts that may be due from the Company with respect thereto through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the charter of the Company.

          XI. ADJUSTMENTS TO THE CONVERSION PRICE; CERTAIN PROTECTIONS

         The Conversion Price shall be subject to adjustment from time to time as follows:

         A. Stock Splits, Stock Dividends, Etc. If at any time on or after the First Closing, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

         B. Major Transactions.

               (i) If the Company shall consolidate with or merge into any corporation or reclassify its outstanding shares of Common Stock (other than by way of subdivision or reduction of such shares) or if there shall occur any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, then each Holder shall thereafter be entitled to receive consideration, in exchange for each share of Preferred Stock held by it, equal to the greater of, as determined in the sole discretion of such Holder: (x) the number of shares of stock or securities or property of the Company, or of the entity resulting from such transaction, to which a Holder of the number of shares of Common Stock delivered upon conversion of such shares of Preferred Stock would have been entitled upon such transaction had the Holder exercised its right of conversion (without regard to any limitations on conversion herein or elsewhere contained) on the trading date immediately preceding the public announcement of such transaction and had such Common Stock been issued and outstanding and had such Holder been the holder of record of such Common Stock at the time of the consummation of such transaction, and (y) 125% of the Face Amount of such shares of Preferred Stock in cash; and the Company shall make lawful provision therefor as a part of such transaction.

               (ii) If, in connection with a business acquisition or a series of business acquisitions occurring within any six (6) month period the Company shall issue capital stock representing in excess of twenty percent (20%) of its Common Stock outstanding immediately prior to such issuance (determined on a fully-diluted basis), or if the Company shall sell all or substantially all of its assets, then each Holder shall, at the option of each such Holder, be entitled to receive consideration, in exchange for each share of Preferred Stock held by it, in an amount equal to 125% of the Face Amount of such shares of Preferred Stock in cash, and the Company shall make lawful provision therefor as a part of such transaction.

               (iii) No sooner than ten (10) business days nor later than five
(5) business days prior to the consummation of any transaction of a sort described in paragraphs (i) or (ii) above, but not prior to the public announcement of any such transaction, the Company shall deliver written notice ("Notice of Major Transaction") to each Holder, which Notice of Major Transaction shall be deemed to have been delivered one (1) business day after the Company's sending such notice by telecopy (provided that the Company sends a confirming copy of such notice on the same day by overnight courier) of such Notice of Major Transaction. Such Notice of Major Transaction shall indicate the amount and type of the consideration which such Holder would receive under clause (i) of this Section XI.B.

               (iv) Notwithstanding anything in this Section XI.B which may be to the contrary, if following a transaction which triggers the applicability of paragraphs (i) or (ii), the Common Stock remains outstanding or holders of Common Stock receive any common stock or substantially similar equity interest, in each of the foregoing cases which is publicly traded, each Holder may, at its option in lieu of receiving the consideration set forth in paragraphs (i) or
(ii) above, as applicable, retain its Preferred Stock and such Preferred Stock shall continue to apply to such Common Stock or shall apply, as nearly as practicable, to such other common stock or equity interest, as the case may be.

         C. Adjustment of Conversion Price upon Dilutive Issuance.

               (i) Issuance of Common Stock at a Price below the Conversion Price. Except as otherwise provided in Section A or B of this Article or in this Section C, if, at any time after the First Closing, the Company issues or sells, or in accordance with Section C(ii) hereof is deemed to have issued or sold (except (a) upon the exercise of any warrants, options or convertible securities granted, issued and outstanding on the date of issuance of this Preferred Stock;
(b) upon the grant, purchase or exercise of any stock or options which may hereafter be granted, purchased or exercised under any stock option or employee stock purchase plan of the Company now existing or to be implemented in the future, so long as the issuance of such stock or options is approved by a majority of the independent members of the board of directors of the Company or a majority of the members of a committee of independent directors established for such purpose; (c) upon the exercise of the Warrants pursuant to their terms and the conversion of the Preferred Stock pursuant to this Certificate of Designation; (d) upon the issuance of Common Stock pursuant to a bona fide, firm commitment underwritten public offering registered under the Securities Act pursuant to an effective registration statement; (e) upon the issuance of Common Stock to independent contractors or consultants pursuant to written agreements existing on the date of the First Closing and disclosed in the Schedule of Exceptions to the Securities Purchase Agreements; (f) upon the issuance of equity securities in connection with bank credit agreements and equipment lease lines, the primary purpose of which is not to raise equity capital; (g) upon the issuance of Common Stock pursuant to or in connection with a strategic alliance, partnering relationship, or a bona fide business acquisition of or by the Company, whether by merger, joint venture, consolidation, sale of assets, sale or exchange of stock or otherwise, regarding which the Company has obtained a fairness opinion from a nationally recognized investment banking firm or regarding which an appropriate officer of the Company has certified to the Holders that the board of directors of the Company has determined in its reasonable business judgment that the Company has received in such transaction the fair value for the shares issued therefor, or (h) upon the issuance of securities otherwise to the Holders pursuant to the Securities Purchase Agreements), any shares of Common Stock for no consideration or for a consideration per share less than the then current Conversion Price (a "Dilutive Issuance"), then effective immediately upon the Dilutive Issuance, the Conversion Price will be adjusted in accordance with the following formula:

         C' = (C)[(O + P/C) / (CSDO)]

         where:

         C'=       the adjusted Conversion Price

         C= the Conversion Price in effect prior to the Dilutive Issuance;

         O= the number of shares of Common Stock outstanding immediately prior to the Dilutive Issuance;

         P= the aggregate consideration, calculated as set forth in Section C(ii) hereof, received by the Company upon such Dilutive Issuance; and

         CSDO= the total number of shares of Common Stock Deemed Outstanding (as herein defined) immediately after the Dilutive Issuance.

         "Common Stock Deemed Outstanding" shall mean the number of shares of Common Stock actually outstanding (not including shares of Common Stock held in the treasury of the Company), plus (x) in case of any adjustment required by Section XI.C resulting from the issuance of any Options, the maximum total number of shares of Common Stock issuable upon the exercise of the Options for which the adjustment is required (including any Common Stock issuable upon the conversion of Convertible Securities issuable upon the exercise of such Options), and (y) in the case of any adjustment required by Section XI.C resulting from the issuance of any Convertible Securities, the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of the Convertible Securities for which the adjustment is required, as of the date of issuance of such Convertible Securities, if any.

               (ii) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section C(i) hereof, the following will be applicable:

                    (a) Issuance of Rights or Options. If the Company in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities exercisable, convertible into or exchangeable for Common Stock ("Convertible Securities"), but not to include the grant or exercise of any stock or options which may hereafter be granted or exercised under any of the Company's stock option plan or employee stock purchase plan now existing or to be implemented in the future (so long as the issuance of such stock or options is approved by a committee of independent directors of the Company established for this purpose) (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as "Options"), and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Conversion Price on the date of issuance ("Below Market Options"), then the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Market Options (assuming full exercise, conversion or exchange of Convertible Securities, if applicable) will, as of the date of the issuance or grant of such Below Market Options, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of the preceding sentence, the price per share for which Common Stock is issuable upon the exercise of such Below Market Options is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or granting of such Below Market Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Below Market Options, plus, in the case of Convertible Securities issuable upon the exercise of such Below Market Options, the minimum aggregate amount of additional consideration payable upon the exercise, conversion or exchange thereof at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Market Options (assuming full conversion of Convertible Securities, if applicable). Except as contemplated hereinbelow, no further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Below Market Options or upon the exercise, conversion or exchange of Convertible Securities issuable upon exercise of such Below Market Options.

                    (b) Issuance of Convertible Securities.

                    (1) If the Company in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the price per share for which Common Stock is issuable upon such exercise, conversion or exchange (as determined pursuant to Section C(ii)(b)(2) if applicable) is less than the Conversion Price on the date of issuance, then the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For the purposes of the preceding sentence, the price per share for which Common Stock is issuable upon such exercise, conversion or exchange is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange thereof at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. Except as contemplated hereinbelow, no further adjustment to the Conversion Price will be made upon the actual issuances of such Common Stock upon exercise, conversion or exchange of such Convertible Securities.

                    (2) If the Company in any manner issues or sells any Convertible Securities with a conversion or exercise price or exchange ratio which fluctuates on a daily basis (a "Floating Rate Convertible Security"), then the price per share for which Common Stock is issuable upon such exercise, conversion or exchange for purposes of the calculation contemplated by Section C(ii)(b)(1) shall be deemed to be the greater of (A) the lowest of (x) fifty percent (50%) of the Closing Bid Price on the date of the such issuance; (y) the initial conversion or exercise price of such Floating Rate Convertible Security on the date of such issuance, assuming it is convertible or exercisable on the date of such issuance; and (z) eighty five percent (85%) of the Conversion Price on the date of such issuance, and (B) any minimum conversion or exercise price which is applicable to such Floating Rate Convertible Security in all events (i.e., a Floor).

                    (c) Change in Option Price or Conversion Rate. Subject to subsection (ii)(b)(2) above and except for the grant or exercise of any stock or options which may hereafter be granted or exercised under any of the Company's stock option plans or employee stock purchase plan now existing or to be implemented in the future provided the issuance of such stock or options is approved by a committee of independent directors of the Company, if there is a change at any time in (i) the amount of additional consideration payable to the Company upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange or any Convertible Securities; or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock (other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

                    (d) Treatment of Expired Options and Unexercised Convertible Securities. If, in any case, the total number of shares of Common Stock issuable upon exercise of any Options or upon exercise, conversion or exchange of any Convertible Securities is not, in fact, issued and the rights to exercise such option or to exercise, convert or exchange such Convertible Securities shall have expired or terminated, the Conversion Price then in effect will be readjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Options or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination (other than in respect of the actual number of shares of Common Stock issued upon exercise or conversion thereof), never been issued.

                    (e) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor for purposes of this Certificate of Designation will be the amount received by the Company therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Company in connection with such issuance, grant or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Company will be the fair market value of such consideration except where such consideration consists of freely-tradable securities, in which case the amount of consideration received by the Company will be the fair market price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued in connection with any merger or consolidation in which the Company is the surviving corporation (or the parent thereof), the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair market value of any consideration other than cash or securities will be determined in the good faith reasonable business judgment of the Board of Directors.

         D. Purchase Rights. If at any time after the First Closing, the Company issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Stock (without regard to any limitations on conversion or exercise herein or elsewhere contained) immediately before and on the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         E. Special Adjustment. If the Company takes any actions (including under or by virtue of this Article XI) which would have a dilutive effect on the Holder or which would materially and adversely affect the Holder with respect to its investment in the Preferred Stock, and if the provisions of this Article XI are not strictly applicable to such actions or, if applicable to such actions, would not operate to equitably protect the Holder against such actions, then the Company shall promptly upon notice from a Holder appoint its independent certified public accountants to determine as promptly as practicable an appropriate adjustment to the terms hereof or another appropriate action to so equitably protect such Holder and prevent any such dilution and any such material adverse effect, as the case may be. Following such determination, the Company shall forthwith make the adjustments or take the other actions described therein.

         F. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Article XI, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Preferred Stock.

         G. Key Officer and Director Transfers. If any Key Officer (as defined below) or director of the Company, during the period beginning on the Closing and ending on the date that is six (6) months after the Registration Statement required pursuant to Section 2.1 of the Registration Rights Agreements is declared effective (provided that such period shall be extended to the extent of any Registration Suspension and Listing Suspension (each as defined in the Registration Rights Agreements)) (the "Transfer Period"), and while such person is a Key Officer or director, directly or indirectly, offers, sells, transfers, assigns, pledges, hedges or otherwise disposes of any shares of Common Stock, or any Options to purchase or acquire shares of Common Stock or enters into any agreement, contract, arrangement or understanding with respect to any such offer, sale, transfer, assignment, pledge, hedge or other disposition of any Common Stock or Options or provides or files any public notice, including pursuant to Rule 144 of the Securities Act, of a bona fide intent to dispose of a specified amount of Common Stock or Options (an "Executive Transfer"), then the Conversion Price for Holders other than Key Officers in effect at the time of each such Executive Transfer shall be reduced by ten percent (10%) of that amount otherwise calculated pursuant hereto provided, however that a Key Officer or director may sell in the aggregate during the portion of the Transfer Period which portion commences on the date which is three (3) months following the effectiveness of such Registration Statement up to 10 percent (10%) of his or her total holdings of Common Stock on a fully diluted basis as of the First Closing at prices not less than the initial Conversion Price (subject to equitable adjustments for any stock split, combinations, stock dividends, reclassifications or similar events) without triggering the adjustments of this Section. Any of the foregoing transactions entered into by any member of a director's or Key Officer's family or by any trust or other entity for the benefit of any such director or Key Officer or any member of his or her family or by any affiliate of such director or Key Officer or any of the other foregoing persons, trusts or entities, shall be treated for purposes of this section as a transaction by such director or Key Officer. For purposes of this Section, Key Officers shall mean the individuals listed on
Schedule 3.18 of the Securities Purchase Agreements and any person who assumes or performs the duties of any Key Officer. For purposes of clarification, and without implication that the contrary would otherwise be true, each such Executive Transfer during the Transfer Period shall result in a reduction of the Conversion Price by 10% and such reductions, in addition to any other adjustments to the Conversion Price pursuant to this Certificate of Designation, shall be cumulative. For example, if a Key Officer makes an Executive Transfer when the Conversion Price is $10.00, the Conversion Price for Holders other than Key Officers would be reduced to $9.00. If the Common Stock subsequently undergoes a two-for-one split, the Conversion Price would be reduced to $4.50. If, subsequent to the split, the same or another Key Officer makes an Executive Transfer, the Conversion Price for Holders other than Key Officers would be further reduced to $4.05. Notwithstanding the foregoing, any Key Officer or director shall be entitled to make Permitted Transfers (as defined below) without limitation and any Permitted Transfer shall not be included in any computation of the 10% limitation set forth in this paragraph. The term "Permitted Transfer" shall mean any assignment, gift or other transfer to any child, spouse or other family member or trust for the benefit of any family member, provided that further transfers by any such transferees shall continue to be subject to this Section XI.G; or (ii) any bona fide gift to any charitable organization.

                               XII. VOTING RIGHTS

         The holders of Preferred Stock shall have no voting power whatsoever, except as otherwise provided by applicable law.

         Notwithstanding the above, the Company shall provide each Holder with prior notification of any meeting of the stockholders (and copies of proxy materials and all other information sent to stockholders). If the Company takes a record of its stockholders for the purpose of determining stockholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Company, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Company, the Company shall mail a notice to each Holder, at least twenty (20) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

         To the extent that under applicable law the vote of the holders of the Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority in interest of the Preferred Stock then outstanding (except as otherwise may be required by applicable law) shall constitute the approval of such action by the class. To the extent that under applicable law Holders are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (without giving effect to any limitation on conversion with respect thereto) using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated.

                          XIII. PROTECTION PROVISIONS

         The Company shall not, without first obtaining the approval of Holders of two-thirds of the outstanding Preferred Stock: (a) alter or change the rights, preferences or privileges of the Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Preferred Stock; (c) create any Senior Securities; (d) create any Pari Passu Securities; (e) increase the authorized number of shares of Preferred Stock; (f) redeem, or declare or pay any cash dividend or distribution on, any Junior Securities; or (g) do any act or thing not authorized or contemplated by this Certificate of Designations which would result in any taxation with respect to the Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended, or any comparable provision of the Internal Revenue Code as hereafter from time to time amended (or otherwise suffer to exist any such taxation as a result of said Section or comparable provisions). The Company shall not issue additional shares of Preferred Stock except to effect the purchase and sale to the Holders in accordance with the Securities Purchase Agreements and as contemplated by this Certificate of Designation.

                               XIV. MISCELLANEOUS

         A. Cancellation of Preferred Stock. If any shares of Preferred Stock are converted pursuant to Article IV, the shares so converted shall be canceled, shall return to the status of authorized but unissued preferred stock of no designated series, and shall not be issuable by the Company as Preferred Stock.

         B. Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (x) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or (y) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the Holder contemporaneously requests the Company to convert such Preferred Stock.

         C. Allocation of Cap Amount and Reserved Amount. A portion of the initial Reserved Amount and the initial Cap Amount shall be allocated to a Holder in the same proportion as the number of shares of Preferred Stock issued to such Holder bears to the aggregate number of outstanding shares of Preferred Stock. A portion of each increase to the Reserved Amount or the Cap Amount and a portion of the Reserved Amount or the Cap Amount which remains allocated to any person or entity which does not hold any Preferred Stock shall be allocated pro rata to each Holder based on the number of shares of Preferred Stock held by such Holder in relation to all outstanding shares of Preferred Stock at the time of the increase in or reallocation of the Reserved Amount or the Cap Amount. In the event a Holder shall sell or otherwise transfer any of such Holder's shares of Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Reserved Amount and Cap Amount.

         D. Statements of Available Shares. Upon request of a Holder, the Company shall deliver to such Holder a written report notifying the Holder (i) of any occurrence which prohibits the Company from issuing Common Stock upon any such conversion, (ii) the total number of shares of Preferred Stock outstanding as of the date of the request, (iii) the total number of shares of Common Stock issued upon all conversions of Preferred Stock through the date of the request,
(iv) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Preferred Stock as of the date of the request, and (v) the total number of shares of Common Stock which may thereafter be issued by the Company upon conversion of the Preferred Stock before the Company would exceed the Reserved Amount and the Cap Amount. The Company shall, within ten (10) days after delivery to the Company of a written request by any Holder, provide all of the information and make simultaneous public disclosure thereof.

         E. Payment of Cash; Defaults. Whenever the Company is required to make any cash payment to a Holder under this Certificate of Designation, such cash payment shall be made to the Holder by the method (by certified or cashier's check or wire transfer of immediately available funds) elected by such Holder. If such payment is not delivered when due such Holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of twenty-four percent (24%) or the highest interest rate permitted by applicable law until such amount is paid in full to the Holder.

         F. Status as Stockholder. Upon submission of a Notice of Conversion by a Holder of Preferred Stock, the shares covered thereby shall be deemed converted into shares of Common Stock in accordance with the terms hereof and the Holder's rights as a Holder of such converted shares of Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any rights and remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Certificate of Designation, whether prior to or in connection with such conversion.

         G. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to actual damages for any failure by the Company to comply with the terms of this Certificate of Designation (including, without limitation, damages incurred to effect "cover" of shares of Common Stock anticipated to be received upon a conversion hereunder but not received in accordance with the terms hereof). The Company covenants to Holder that there shall be no characterization concerning this instrument other than as consistent with the express terms provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Preferred Stock and that the remedy at law for any such breach may he inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

         H. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any person as the drafter hereof.

         I. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, not shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, the undersigned authorized officer has executed this Certificate of Designations, Preferences and Rights of Series A Convertible Participating Preferred Stock the 7th day of February, 2001.

                                       THE VIALINK COMPANY

                                       By:     /s/ William P. Creasman
                                       Name:   William P. Creasman
                                       Title:  Vice President, Chief Financial
                                               Officer & General Counsel

                                    EXHIBIT A

                              NOTICE OF CONVERSION


ATTN:    CHIEF EXECUTIVE OFFICER
         CHIEF FINANCIAL OFFICER

The undersigned hereby irrevocably elects to convert (the "Conversion") the Face Amount of the Series A Convertible Participating Preferred Stock (the "Preferred Stock") set forth below, plus all accrued and unpaid Premium relating thereto (each defined term used but not defined in this notice shall have the meaning assigned to it in the Designation, Preferences and Rights of Series A Convertible Participating Preferred Stock of The viaLink Company (the "Certificate of Designation")), into shares of common stock ("Common Stock") of The viaLink Company (the "Company") according to the conditions of the Certificate of Designation, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion except as provided herein.

The undersigned covenants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of this Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

In the event of partial exercise, please reissue an appropriate certificate for the principal balance which shall not have been converted.

                               Date of Conversion:
                                                  -----------------------------
                               Applicable Conversion Price:
                                                           --------------------
                               Face Amount of Preferred stock:
                                                              -----------------
                               Number of Shares of Common Stock
                               to be Issued upon conversion:
                                                            -------------------

                               Signature:
                                         --------------------------------------

                               Name:
                                    -------------------------------------------

                               Address:
                                       ----------------------------------------

                               Fax Number (for confirmation):
                                                             ------------------
cc:                            [Transfer Agent]
   ---------------------------

ACKNOWLEDGED AND AGREED:

THE VIALINK COMPANY

BY:
   ---------------------------------
NAME:
      ------------------------------
TITLE:                                       DATE:
      ------------------------------              -----------------------------